Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series O – Fixed Rate August 6, 2018	Registration No. 333-207838

PACCAR Financial Corp.

Medium-Term Notes, Series O - Fixed Rate

CUSIP # 69371RP42

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	Barclays Capital Inc.
☒	BNP Paribas Securities Corp.
☒	Citigroup Global Markets Inc.
☐	J.P. Morgan Securities LLC
☐	Merrill Lynch, Pierce, Fenner & Smith

Incorporated

☐	MUFG Securities Americas Inc.
☒	U.S. Bancorp Investments, Inc.
☒	Other: Lloyds Securities Inc.
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
Mizuho Securities USA LLC
TD Securities (USA) LLC

acting as ☒ principal ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale

☒ a fixed initial public offering price of 99.969% of the Principal Amount.

Principal Amount: $350,000,000	Original Issue Date: August 9, 2018 (T+3)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: August 9, 2021

Net Proceeds to Company: $349,191,500	Interest Payment Dates: Semi-annually on each February 9 and August 9, commencing February 9, 2019 Record Dates: January 26 and July 26 preceding the applicable Interest Payment Date
Treasury Benchmark: 2.625% due July 15, 2021 Treasury Yield: 2.731% Reoffer Spread: T+43 bps Reoffer Yield: 3.161% Interest Rate: 3.150% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐ Issue Price: ____%

Form: ☒ Book-Entry	☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Citigroup Global Markets Inc.	Bookrunner	$56,000,000
Lloyds Securities Inc.	Bookrunner	$56,000,000
RBC Capital Markets, LLC	Bookrunner	$56,000,000
U.S. Bancorp Investments, Inc.	Bookrunner	$56,000,000
BNP Paribas Securities Corp.	Bookrunner	$45,500,000
Wells Fargo Securities, LLC	Bookrunner	$45,500,000
Mizuho Securities USA LLC	Co-Manager	$17,500,000
TD Securities (USA) LLC	Co-Manager	$17,500,000

Total		$350,000,000

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date hereof will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Other Provisions:

N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, Citigroup Global Markets Inc., Lloyds Securities Inc., RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc., BNP Paribas Securities Corp., Wells Fargo Securities, LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc., toll-free at 1-800-831-9146, Lloyds Securities Inc., collect at 1-212-827-3138, RBC Capital Markets, LLC, collect at 1-212-858-7307, U.S. Bancorp Investments, Inc., toll-free at 1-877-558-2607, BNP Paribas Securities Corp., toll-free at 1-800-854-5674 or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.